Exhibit 10.56

AMENDED AND RESTATED

SECURED PROMISSORY NOTE

$15,300,000.00	February 27, 2004

THIS AMENDED AND RESTATED SECURED PROMISSORY NOTE (this “Note”) is executed this 27th day of February, 2004 by VIISAGE TECHNOLOGY, INC., a Delaware corporation (“Viisage”), and TRANS DIGITAL TECHNOLOGIES CORPORATION, a Delaware corporation and wholly owned subsidiary of Viisage (“TDT” and, together with Viisage, the “Company”).

RECITALS

A. The Company previously executed a Promissory Note dated February 14, 2004 in the face principal amount of FIFTEEN MILLION THREE HUNDRED THOUSAND AND NO/100 Dollars ($15,300,000.00) (the “Original Note”) in favor of B.G. BECK, a Virginia resident, or his permitted assigns (the “Holder”).

B. The Company and the Holder have agreed, with the consent of Commerce Bank & Trust Company, a Massachusetts trust company (“Commerce”), and Lau Acquisition Corp., a Massachusetts corporation (“Lau”), as required by paragraph 4(f) of the Original Note, that the indebtedness evidenced by the Original Note (a) shall be secured by the grant by TDT of a security interest in its rights under a contract between TDT and the United States Department of State and (b) shall no longer be subordinated in right of payment to the Company’s obligations to Commerce and Lau.

C. The Company and the Holder have agreed, with the consent of Commerce and Lau, that the Original Note should be amended and restated in its entirety as set forth below.

WITNESSETH

NOW THEREFORE, in consideration of the foregoing and of the promises contained herein, the Original Note is hereby amended and restated in its entirety (hereinafter referred to as the “Note”), as follows:

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FOR VALUE RECEIVED, the undersigned, VIISAGE TECHNOLOGY, INC., a Delaware corporation (“Viisage”), and TRANS DIGITAL TECHNOLOGIES CORPORATION, a Delaware corporation and wholly owned subsidiary of Viisage (“TDT” and together with Viisage, the “Company”) hereby unconditionally promises to pay to B.G. BECK, a Virginia resident, or his permitted assigns (the “Holder”), in lawful money of the United States of America, the principal amount of FIFTEEN MILLION THREE HUNDRED THOUSAND AND NO/100 Dollars ($15,300,000.00) with interest on the unpaid principal balance at the rate and on the terms provided herein.

1. Agreement. This Amended and Restated Secured Promissory Note (this “Note”) is issued in connection with the Stock Purchase Agreement (the “Agreement”), dated as of February 14, 2004, by and among Viisage, TDT and the Holder and shall be deemed to be the Note to which reference is made in the Agreement. The Holder is entitled to the benefits of (and subject to the obligations expressly contained in) this Note and may exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Agreement.

2. Interest Rate; Payment.

(a) The outstanding principal amount of this Note shall bear interest at a rate of EIGHT AND ONE-HALF PERCENT (8 1/2%) per annum from (but not including) February 14, 2004 until (and including the date that) the entire principal amount of, and any interest on, this Note shall be paid in full. Interest shall be calculated based on a 365-day year for the number of days elapsed. Subject to subparagraph (b) below, this Note shall be due and payable in three (3) consecutive equal installments of principal of FIVE MILLION ONE HUNDRED THOUSAND DOLLARS ($5,100,000), plus accrued interest thereon (each such payment of principal and interest, an “Installment”), beginning on December 1, 2004, and thereafter on May 1, 2005 and December 1, 2005, and shall be due and payable in full on December 1, 2005 (the “Maturity Date”). Each payment hereunder shall be paid by wire transfer of immediately available funds to the Holder’s account (the “Bank Account”) at such bank in the United States as may be specified in writing two (2) business days prior thereto by the Holder to the Company. The Company shall have the right, without premium or penalty, to prepay this Note in whole or in part at any time before the Maturity Date. All payments hereunder shall be applied first to accrued and unpaid interest through the date of such payment and then to reduce the principal balance of this Note. After this Note shall become due, whether by acceleration upon the occurrence of an Event of Default (hereinafter defined) or otherwise, this Note shall bear interest at the lesser of (i) the highest contract rate, if any, permitted by applicable law, or (ii) a rate of THIRTEEN AND ONE-HALF PERCENT (13 1/2%) per annum.

(b) Notwithstanding subparagraph (a) above,

(i) with respect to the first Installment described in subparagraph (a) above, if, as of December 1, 2004, the Company estimates in good faith that TDT’s “Cash Earnings” (defined for purposes of this Note, for a particular period, as the Company’s good faith estimate of TDT’s earnings for such period (before interest, taxes, amortization and depreciation), less unfunded capital expenditures, taxes and dividends paid by TDT during such period) for the period from February 14, 2004 through December 31, 2004 will be less than 125% of the amount of such Installment, then the payment due to the Holder on December 1, 2004 shall instead be equal to 80% of TDT’s estimated Cash Earnings for such period (if a positive number). (The amount by which any Installment exceeds the actual amount paid as a result of the application of this subparagraph (b) shall hereinafter be referred to as a “Shortfall” with respect to such Installment, and the amount by which the Company estimates in good faith that TDT’s Cash Earnings for a particular period will exceed 125% of the amount of a corresponding Installment is hereinafter referred to as an “Excess”);

(ii) with respect to the second Installment described in subparagraph (a) above, if, as of May 1, 2005, the Company estimates in good faith that TDT’s Cash Earnings for the period from July 1, 2004 through June 30, 2005, less the amount of any payment made hereunder by the Company to the Holder, if any, with respect to the first Installment described in subparagraph (a) above, will be less than 125% of the amount of such second Installment, then the payment due to the Holder on May 1, 2005 shall instead be equal to 80% of TDT’s estimated Cash Earnings for such period (if a positive number), less the amount of any payment made hereunder by the Company to the Holder, if any, with respect to such first Installment. If, instead, the Company estimates in good faith that TDT’s Cash Earnings for such period, less the amount of any payment made hereunder by the Company to the Holder, if any, with respect to such first Installment, will be equal to or greater than 125% of the amount of such second Installment, then the payment due to the Holder on May 1, 2005 shall instead be the amount of such second Installment, plus 80% of the Excess for such period (with the total amount of such payment not to exceed the sum of the amount of such second Installment, plus the unpaid Shortfall with respect to the first Installment, plus accrued interest on such unpaid Shortfall); and

(iii) if, at December 1, 2005, there remains under this subparagraph (b) any outstanding principal on this Note, such principal amount, plus all accrued interest thereon, shall be paid by the Company on the Holder’s demand.

(c) Notwithstanding subparagraph (a) or subparagraphs (b)(i) or (b)(ii) above, the amount of any payment otherwise due and payable to the Holder by application of such provisions shall be reduced by the amount by which Viisage’s obligation under Section 18(F) of that Third Amended and Restated Loan Agreement of even date herewith, between Viisage and Commerce, relating to its replenishment of “Unencumbered Cash” (as defined in such agreement), remains unsatisfied as of the date that such payment is due and payable (with the maximum of such unsatisfied obligation being $2,000,000).

3. Events of Default. In the event that any of the following (each, an “Event of Default”) occurs:

(a) default in the payment of any Installment when due and payable for a period of five (5) business days following written notice to the Company of such default; provided, however, and by his, her or its acceptance of this Note the Holder agrees, that the Company’s failure to pay any amount due under this Note by reason of any claim of set-off in accordance with the Agreement shall not be deemed an Event of Default hereunder, whether or not the basis for any such claim is ultimately determined in favor of the Company, and the outstanding principal amount hereunder shall correspondingly be reduced by the amount of any such set-off;

(b) the termination of the business of the Company;

(c) any petition in bankruptcy being filed by or against the Company or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors being commenced for the relief or readjustment of any indebtedness of the Company, either through reorganization, composition, extension or otherwise and which, in the case of any involuntary proceedings shall be acquiesced to by the Company or shall continue for a period of ninety (90) days undismissed, undischarged or unbonded;

(d) the making by the Company of an assignment for the benefit of creditors;

(e) the appointment of a receiver of any property of the Company which shall not be vacated or removed within ninety (90) days after appointment; or

(f) the Company is unable to pay or otherwise satisfy its debts generally as they become due and payable;

(g) the removal of B.G. Beck as a member of the Board of Directors of Viisage without cause; or

(h) the Company obtains debt or equity financing during the term of this Note in an aggregate amount of $20,000,000 or more from any source other than existing shareholders of the Company and less than $5,000,000 of such financing is applied to either the payment of Installments or prepayment of the Note within five (5) business days of completion of such financing;

then the Holder may, at his option, by notice in writing to the Company, declare this Note to be, and the Note shall thereupon be, forthwith due and payable, together with accrued and unpaid interest thereon, provided, that upon the occurrence of any of Events of Default set forth in clauses (c), (d), (e), (g) or (h), the notice contemplated by this paragraph shall be deemed to have been given without any further action by the Holder and all amounts payable under this Note shall be immediately due and payable; and provided, further, that notwithstanding anything in this Note to the contrary, the Holder agrees not to pursue a deficiency judgment or take any similar action against Viisage for a period of one hundred eighty (180) days following the Maturity Date or following any such acceleration of this Note.

4. Security. This Note is secured by a Security Agreement of even date herewith executed by TDT covering TDT’s right, title and interest in and to its contract with the U.S. Department of State, Contract No. S-LMAQM-04-D-0039, dated October 15, 2003, all as more particularly described in such Security Agreement.

5. Miscellaneous.

(a) All payments under this Note shall be made to the Holder by wire transfer to the Holder’s Bank Account as Holder may from time to time direct. No extension of time for payment of any amount owing hereunder shall otherwise affect the liability of the Company for payment of the indebtedness evidenced hereby. No delay by any Holder hereof in exercising any power or right hereunder shall operate as a waiver of any power or right hereunder.

(b) A delay by Holder in exercising a right or remedy with respect to this Note shall not constitute a waiver thereof; a waiver of a default, right or remedy shall not constitute a waiver of a subsequent default, right or remedy; and a single or partial exercise of a right or remedy shall not preclude another or further exercise thereof or the exercise of another right or remedy.

(c) The Company waives demand, presentment, protest and, except as expressly set forth herein, all other demands and notices of any kind, and no partial payment shall discharge the Company from liability hereon in whole or in part (except to the extent of such partial payments).

(d) The Company agrees to pay, and save Holder harmless against, any liability for the payment of any costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising in connection with the enforcement by Holder of any of its rights hereunder. The Company may not assign its obligations under this Note.

(e) Except as provided for herein, no waiver or modification of the terms of this Note shall be valid unless in writing signed by the Company and the Holder.

(f) This Note shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into by Delaware residents and performed entirely in Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Delaware.

(g) In case any provision contained herein (or part thereof) shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other unenforceability shall not affect any other provision (or the remaining part of the affected provision) hereof, but this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein, but only to the extent that such provision is invalid, illegal, or unenforceable. No provision of this Note shall be construed or shall operate to require the Company to pay interest in an amount or at a rate greater than the maximum rate allowed from time to time under applicable law. Should any payment of interest, late fees, penalties or other charges hereunder exceed the maximum rate of interest, fees, penalties or charges then permitted under applicable law, the amount of the excess shall be waived by the Holder.

(h) Any legal action or proceeding with respect to this Note or for recognition and enforcement of any judgment in respect hereof brought by the Holder or his successors or assigns shall be brought and determined by either a state court or federal court sitting in the Commonwealth of Virginia and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. The Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Note, (I) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process, (II) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (III) to the fullest extent permitted by applicable law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Note, or the subject matter hereof, may not be enforced in or by such courts.

(i) IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

(j) Any notice or other communication required or permitted hereunder shall be in writing and shall be sent to such addresses and in such manner as is described in the Agreement.

(k) No right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

(l) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company from the Holder or, in the case of mutilation, upon surrender of the mutilated Note, the Company shall make and deliver a new Note of like tenor in lieu of this Note.

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IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its authorized officer as of the date first written above.

VIISAGE TECHNOLOGY, INC.

By	/s/ William K. Aulet
Name:	William K. Aulet
Title:	Senior Vice President and Chief Financial Officer

TRANS DIGITAL TECHNOLOGIES CORPORATION

By	/s/ William K. Aulet
Name:	William K. Aulet
Title:	Treasurer

/s/ B.G. Beck
B.G. BECK